UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 22, 2026

Penske Automotive Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12297	22-3086739
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2555 Telegraph Road,
Bloomfield Hills, Michigan		48302
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		248-648-2500

Not Applicable
Former name or former address, if changed since last report

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Voting Common Stock, par value $0.0001 per share	PAG	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.
On July 22, 2026, Penske Automotive Group, Inc. (the “Company”) issued a press release announcing that its Board of Directors (the “Board”) received an unsolicited, preliminary and non-binding proposal (the “Proposal”) from Penske Corporation (“PC”) and Mitsui & Co., Ltd. (“Mitsui”) to acquire the remaining shares of the Company’s common stock that PC and Mitsui and their affiliates do not currently own for cash consideration of $210 per share. PC and Mitsui and their affiliates currently beneficially own collectively 72.6% of the Company’s outstanding common stock.

The Board has established a special committee comprised of disinterested and independent directors to review and consider the Proposal. The special committee is authorized to retain advisors, including independent legal and financial advisors, to assist it in its work. There can be no assurance as to whether an agreement relating to any proposed transaction will be reached or as to the terms thereof if an agreement is reached. The Company does not intend to comment further or disclose any developments regarding the Proposal unless and until it deems further disclosure is appropriate or required. The Company’s shareholders do not need to take any action at this time.

Copies of the press release and the unsolicited, preliminary and non-binding proposal letter are attached hereto as Exhibits 99.1 and 99.2, respectively, and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated July 22, 2026.
99.2	Letter dated July 22, 2026 to the Board of Directors of the Company.
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penske Automotive Group, Inc.

July 22, 2026	By:	/s/ Shane M. Spradlin
Name: Shane M. Spradlin
Title: Executive Vice President